EXHIBIT 10.2.1

[***] in this exhibit indicates that a confidential portion of the exhibit has been omitted; such portion has been filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 1
TO AMENDED AN RESTATED DISTRIBUTOR LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED DISTRIBUTOR LICENSE AGREEMENT (this “Amendment”) is made and entered into as of November 7, 2002, by and between Orbital Imaging Corporation, a Delaware corporation (“ORBIMAGE”), whose principal place of business is 21700 Atlantic Boulevard, Dulles, Virginia 20166 Unites States of America, Korea Aerospace Industries, Ltd. A corporation organized and existing under the laws of Korea Aerospace Industries, Ltd., a corporation organized and existing under the laws of Korea (“Licensee”), whose principal place of business is 135, Seosomun-Dong, Jung-Gu, Seoul 100-737 Korea, and [******************************].

RECITALS

     WHEREAS, ORBIMAGE and Licensee are parties to that certain Amended and Restated Distributor License Agreement, dated September 1, 2000 (the “Agreement”);

     WHEREAS, the Parties desire to amend the Agreement to, among other things, make certain clarifications to the Agreement in light of the launch failure of the OrbView-4 System satellite, provide the ORBIMAGE Distributor Image Tasking Optimization System (the “DITOS System”) and a [************] training credit to Licensee and permit Licensee’s ground station contractor, McDonald Detweiller and Associates, to deliver the ground station data processing system after the successful launch of the OrbView-3 Systems satellite on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, the mutual covenants, agreements, contained therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1 – Amendment to Section 2 of the Agreement

     ORBIMAGE and Licensee hereby amend Section 2 of the Agreement deleting Section 2(j) in its entirety and replacing it with the following:

     “j. Operational Capability Date: The date on which the OrbView-3 System satellite is placed into operation following the successful launch and completion of on-orbit checkout of such satellite, including all of its subsystems and payloads.”

Article 2 – Amendment to Section 3 of the Agreement

     (a) ORBIMAGE and Licensee hereby amend Section 3 of the Agreement by deleting Section 3(a)(ii) in its entirety and replacing it with the following:

               “(ii) upon the successful launch and on-orbit checkout of the Primary Satellite, an exclusive license in the territory to eceive OrbView Imagery of the Territory using the Primary Satellite on a priority basis while such satellite is within the Effective Imaging Range. The foregoing license shall also include the exclusive right to process and distribute OrbView Imagery of the Territory solely to Authorized Customers located in the Territory.”

     (b) ORBIMAGE and Licensee hereby amend Section 3 of the Agreement by deleting Section 3(a)(v) in its entirety and replacing it with the following:

               “(v) a fully paid, non-exclusive license in the Territory during the term hereof to use DITOS solely for the purpose of producing image tasking orders for the OrbView-3 System in accordance with the terms and subject to the conditions of this Agreement. It is the intent of the parties that Licensee will use DITOS on a stand alone basis. ORBIMAGE shall provide DITOS to Licensee at no charge as soon as reasonably practicable after the successful launch and completion of on-orbit checkout of the OrbView-3 System satellite, and Licensee will be soley responsible for all costs and expenses of installation and operation. The parties agree that the “target date” for ORBIMAGE to provide DITOS to Licensee will be three (3) weeks after the completion of on-orbit checkout of the OrbView-3 System satellite, however, this target date is non-binding and ORBIMAGE’s failure to provide Licensee with DITOS by the target date shall not constitute a breach or violation of this Agreement. Notwithstanding the foregoing, the Licensee has an option to integrate DITOS into the Licensee Ground Facility. If Licensee elects to integrate DITOS, Licensee shall bear the risk of, and shall be solely responsible for all costs and expenses of, integrating DITOS into the Licensee Ground Facility; and”

Article 3 – Amendment to Section 4 of the Agreement

     (a) ORBIMAGE and Licensee hereby amend Section 4 of the Agreement by deleting Section 4(b)(ii) in its entirety and replacing it with the following:

               “(ii) Notwithstanding the foregoing, in the event of the OrbView-3 System satellite has not been launched by December 31, 2002, or such rescheduled date mutually agreeable to the parties if the launch is delayed due to a cause attributable to the launch facility and beyond the reasonable control of ORBIMAGE, then ORBIMAGE and Licensee shall each have the option to terminate this Agreement immediately, provided, that written notice of such termination must be delivered to the other party no later than January 15, 2003 or fifteen (15) days after any such rescheduled launch date (or the first business day thereafter if such date falls on a weekend or holiday). In the event this Agreement is terminated pursuant to this Section 4(b)(ii), neither party shall have any liability to the other party hereunder.”

     (b) ORBIMAGE and Licensee hereby amend Section 4 of the Agreement by adding new Section 4(b)(xii) as follows:

               “(xii) Provide Licensee with the equivalent retail value of [************] in training during the term of this Agreement directly relating to (1) operational and management matters in connection with the Licensee’s Ground Facility and (2) the processing and generation of OrbView Imagery. Prior to the commencement of each Operational Period, Licensee shall provide written notice to ORBIMAGE regarding the type, duration and dates for the training it desire during such Operational Period, provided, however, that ORBIMAGE shall not be obligated to perform any training until after the date that is six (6) months following the Operational Capability Date.”

Article 4 – Amendment to Section 5 of the Agreement

     ORBIMAGE and Licensee herby amend Section 5 of the Agreement by deleting Section 5(c)(i) in its entirety and replacing it with the following:

               “c. (i) Licensee agrees to pay ORBIMAGE a guaranteed amount of U.S.$5,000,000 during each Operational Period during the return hereof, for a total payment during the initial term of U.S.$20,000,000, provided that the raw imagery is transmitted in a reasonable fashion to Licensee. Such payments shall be made in arrears on a quarterly basis and shall be in the amount of U.S.$1,250,000 per quarter in each Operating Period. The first payment shall be pro-rated as appropriate depending upon the actual date of commencement of the first Operational Period. To the extent ORBIMAGE has made available the required minimum imaging window time hereunder, Licensee must pay the guaranteed amounts regardless of the imagin window time actually used by Licensee. For the avoidance of doubt, ORBIMAGE and Licensee agree that the first Operational Period for which a payment is due ORBIMAGE hereunder shall commence on the Operational Capability Date or the date Licensee accepts the Licensee Ground Facility, whichever is later, provided, however, that in no event shall the first Operational Period commence later than sixty (60) days after the Operational Capability Date regardless of whether or not Licensee has accepted or made operational the Licensee Ground Facility. The Licensee’s failure to make any payment due ORBIMAGE after the commencement of the first Operational Period shall constitute an event of default under Section 7(c)(i) of this Agreement entitling ORBIMAGE to exercise any and all of its termination and other rights and remedies under this Agreement.”

Article 5 – Amendment to Section 6 of the Agreement

ORBIMAGE and Licensee hereby amend Section 6 of the Agreement by deleting Section 6 in its entirety and replacing it with the following:

“6 – LICENSEE GROUND FACILITY

     Licensee shall use its best effort to procure and accept an operational Licensee Ground Facility and cause the contractor constructing and installing the Licensee Ground Facility to deliver the same as soon as practicable but no later than sixty (60) days after the Operational Capability Date.”

Article 6 – Miscellaneous

     (a) Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

     (b) Except as expressly modified or amended herby, all of the terms and conditions of the Agreement shall remain in full force and effect.

     (c) This Amendment may be executed in two or more counterparts, each of which shall be considered an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

ORIBITAL IMAGING CORPORATION		KOREA AEROSPACE
INDUSTRIES, LTD.

By:	By:

Matthew O’Connell
Chief Executive Officer	Name:

Title:

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